Exhibit 2.4

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (the “Exchange Act”)

American Depositary Shares (“ADSs”), each representing four Class A ordinary shares of ECMOHO Limited (the “company,” “we” or “our”) are listed and traded on the Nasdaq Global Market under the symbol “MOHO” and, in connection with that listing (but not for trading), the Class A ordinary shares are registered under Section 12(b) of the Exchange Act.  This exhibit contains a description of the rights of (i) the holders of Class A ordinary shares and (ii) the holders of ADSs.  Class A ordinary shares underlying the ADSs are held by Citibank, N.A., as depositary (the “Depositary”), and holders of ADSs will not be treated as holders of the Class A ordinary shares.

Description of Class A ordinary shares

The following is a summary of material provisions of our currently effective third amended and restated memorandum of association and articles of association (the “Memorandum and Articles of Association”), as well as the Companies Law (as amended) of the Cayman Islands (the “Companies Law”) insofar as they relate to the material terms of the Class A ordinary shares.  Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important.  For more complete information, you should read the entire Memorandum and Articles of Association, which are incorporated by reference as an exhibit to our annual report on Form 20-F for the fiscal year ended December 31, 2019 (the “2019 Form 20-F”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 12, 2020.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Class A ordinary share has US$0.00001 par value.  The number of Class A ordinary shares that have been issued as of the last day of the fiscal year ended December 31, 2019 is provided on the cover of the 2019 Form 20-F.  Our Class A ordinary shares may be held in either certificated or uncertificated form.  Certificates representing the ordinary shares are issued in registered form.  We may not issue shares to bearer.  Our shareholders may freely hold and transfer their ordinary shares.

Preemptive Rights (Item 9.A.6 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.7 of Form 20-F)

We have a dual-class voting structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares.  Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall entitle the holder thereof to ten votes on all matters subject to the vote at general meetings of our company.  Due to the super voting power of Class B ordinary share holder, the voting power of the Class A ordinary shares may be materially limited.  See also “—Requirements to Change the Rights of Holders of Class A Ordinary Shares (Item 10.B.4 of Form 20-F) - Variations of Rights of Shares.”

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Class A Ordinary Shares (Item 10.B.3 of Form 20-F)

See “Item 10. Additional Information – B. Memorandum and Articles of Association” of the 2019 Form 20-F.

Requirements to Change the Rights of Holders of Class A Ordinary Shares (Item 10.B.4 of Form 20-F)

See “Item 10. Additional Information – B. Memorandum and Articles of Association” of the 2019 Form 20-F.

Limitations on the Rights to own Class A Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the Cayman Islands or under the Memorandum and Articles of Association that limit the right of non-resident or foreign owners to hold or vote Class A ordinary shares, other than anti-takeover provisions contained in the Memorandum and Articles of Association to limit the ability of others to acquire control of our company or cause our company to engage in change-of-control transactions.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

See “Item 10. Additional Information – B. Memorandum and Articles of Association” of the 2019 Form 20-F.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under the laws of the Cayman Islands or in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership of the Company must be disclosed.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

See “Item 10. Additional Information – B. Memorandum and Articles of Association” of the 2019 Form 20-F.

Changes in capital (Item 10.B.10 of Form 20-F)

The requirements of the Memorandum and Articles of Association regarding changes in capital are not more stringent than the requirements of Cayman Islands law.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

The following description of our ADSs is a summary and does not purport to be complete.  This summary is subject to and qualified in its entirety by reference to the deposit agreement (the “Deposit Agreement”) dated as of November 13, 2019, among the company, the Depositary and the holders and beneficial holders of ADSs issued thereunder, including the form of American Depositary Receipt.  In the following description, references to “you” are to the person registered with the Depositary.

Citibank, N.A. has agreed to act as the Depositary for the ADSs.  Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013.  ADSs represent ownership interests in securities that are on deposit with the Depositary.  ADSs may be represented by certificates that are commonly known as American depositary receipts or ADRs.  The Depositary typically appoints a custodian to safekeep the securities on deposit.  In this case, the custodian is Citibank, N.A. – Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs.  Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary.  We urge you to review the Deposit Agreement in its entirety.  The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the Deposit Agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, four Class A ordinary shares that are on deposit with the Depositary and/or custodian.  An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the Depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.  We and the Depositary may agree to change the ADS-to-Share ratio by amending the Deposit Agreement.  This amendment may give rise to, or change, the depositary fees payable by ADS owners.  The custodian, the Depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs.  The deposited property does not constitute the proprietary assets of the Depositary, the custodian or their nominees.  Beneficial ownership in the deposited property will under the terms of the Deposit Agreement be vested in the beneficial owners of the ADSs.  The Depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs.  A beneficial owner of ADSs may or may not be the holder of ADSs.  Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the Depositary, and the Depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the Deposit Agreement.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights.  The Depositary will hold on your behalf the shareholder rights attached to the Class A ordinary shares underlying your ADSs.  As an owner of ADSs you will be able to exercise the shareholders rights for the Class A ordinary shares represented by your ADSs through the Depositary only to the extent contemplated in the Deposit Agreement.  To exercise any shareholder rights not contemplated in the Deposit Agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the Depositary’s services are made available to you.  As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the Depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the Depositary (commonly referred to as the “direct registration system”).  The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the Depositary.  Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the Depositary to the holders of the ADSs.  The direct registration system includes automated transfers between the Depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States.  If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner.  Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC.  The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs.  Please consult with your broker or bank if you have any questions concerning these limitations and procedures.  All ADSs held through DTC will be registered in the name of a nominee of DTC.  This summary description assumes you have opted to own the

ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.”  When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Class A ordinary shares in the name of the Depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the Depositary or the custodian the record ownership in the applicable Class A ordinary shares with the beneficial ownership rights and interests in such Class A ordinary shares being at all times vested with the beneficial owners of the ADSs representing the Class A ordinary shares.  The Depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian.  Your receipt of these distributions may be limited, however, by practical considerations and legal limitations.  Holders of ADSs will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian.  Upon receipt of confirmation of the deposit of the requisite funds, the Depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States.  The Depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement.  The Depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the Depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of Class A ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A ordinary shares with the custodian.  Upon receipt of confirmation of such deposit, the Depositary will either distribute to holders new ADSs representing the Class A ordinary shares deposited or modify the ADS-to- Class A ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional Class A ordinary shares so deposited.  Only whole new ADSs will be distributed.  Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to- Class A ordinary shares ratio upon a distribution of Class A ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement.  In order to pay such taxes or governmental charges, the Depositary may sell all or a portion of the new Class A ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable.  If the Depositary does not distribute new ADSs as described above, it may sell the Class A ordinary shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional Class A ordinary shares, we will give prior notice to the Depositary and we will assist the Depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The Depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the Deposit Agreement (such as opinions to address the lawfulness of the transaction).  You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.  The Depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Class A ordinary shares other than in the form of ADSs.

The Depositary will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or
•	We fail to deliver satisfactory documents to the Depositary; or
•	It is not reasonably practicable to distribute the rights.

The Depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable.  The proceeds of such sale will be distributed to holders as in the case of a cash distribution.  If the Depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the Depositary and will indicate whether we wish the elective distribution to be made available to you.  In such case, we will assist the Depositary in determining whether such distribution is lawful and reasonably practicable.

The Depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement.  In such case, the Depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Class A ordinary shares or rights to subscribe for additional Class A ordinary shares, we will notify the Depositary in advance and will indicate whether we wish such distribution to be made to you.  If so, we will assist the Depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the Depositary all of the documentation contemplated in the Deposit Agreement, the Depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement.  In order to pay such taxes and governmental charges, the Depositary may sell all or a portion of the property received.

The Depositary will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or
•	We do not deliver satisfactory documents to the Depositary; or
•	The Depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the Depositary in advance.  If it is practicable and if we provide all of the documentation contemplated in the Deposit Agreement, the Depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price.  The Depositary will convert into U.S. dollars upon the terms of the Deposit Agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the Depositary.  You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs.  If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the Depositary may determine.

Changes Affecting Class A ordinary shares

The Class A ordinary shares held on deposit for your ADSs may change from time to time.  For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Class A ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the Deposit Agreement, represent the right to receive the property received or exchanged in respect of the Class A ordinary shares held on deposit.  The Depositary may in such circumstances deliver new ADSs to you, amend the Deposit Agreement, the ADRs and the applicable registration statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares.  If the Depositary may not lawfully distribute such property to you, the Depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Class A ordinary shares

After the closing of the offer, the Depositary may create ADSs on your behalf if you or your broker deposit Class A ordinary shares with the custodian.  The Depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A ordinary shares to the custodian.  Your ability to deposit Class A ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the Depositary or the custodian receives confirmation that all required approvals have been given and that the Class A ordinary shares have been duly transferred to the custodian.  The Depositary will only issue ADSs in whole numbers.

When you make a deposit of Class A ordinary shares , you will be responsible for transferring good and valid title to the Depositary.  As such, you will be deemed to represent and warrant that:

•	The Class A ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.
•	All preemptive (and similar) rights, if any, with respect to such Class A ordinary shares have been validly waived or exercised.
•	You are duly authorized to deposit the Class A ordinary shares.
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The Class A ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).

•	The Class A ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the Depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you are entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby.  For transfers of ADRs, you will have to surrender the ADRs to be transferred to the Depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;
•	provide such proof of identity and genuineness of signatures as the Depositary deems appropriate;
•	provide any transfer stamps required by the State of New York or the United States; and
•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the Depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Class A ordinary shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the Depositary for cancellation and then receive the corresponding number of underlying Class A ordinary shares at the custodian’s offices.  Your ability to withdraw the Class A ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands law considerations applicable at the time of withdrawal.  In order to withdraw the Class A ordinary shares represented by your ADSs, you will be required to pay to the Depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A ordinary shares.  You assume the risk for delivery of all funds and securities upon withdrawal.  Once canceled, the ADSs will not have any rights under the Deposit Agreement.

If you hold ADSs registered in your name, the Depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the Depositary may deem appropriate before it will cancel your ADSs.  The withdrawal of the Class A ordinary shares represented by your ADSs may be delayed until the Depositary receives satisfactory evidence of compliance with all applicable laws and regulations.  Please keep in mind that the Depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

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Temporary delays that may arise because (i) the transfer books for the Class A ordinary shares or ADSs are closed, or (ii) Class A ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.
•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the Deposit Agreement to instruct the Depositary to exercise the voting rights for the Class A ordinary shares represented by your ADSs.

At our request, the Depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the Depositary to exercise the voting rights of the securities represented by ADSs.  In lieu of distributing such materials, the Depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the Depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.  Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the Deposit Agreement).  Please note that the ability of the Depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit.  We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the Depositary in a timely manner.

Amendments and Termination

We may agree with the Depositary to modify the Deposit Agreement at any time without your consent.  We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the Deposit Agreement.  We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay.  In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the Deposit Agreement if you continue to hold your ADSs after the modifications to the Deposit Agreement become effective.  The Deposit Agreement cannot be amended to prevent you from withdrawing the Class A ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the Depositary to terminate the Deposit Agreement.  Similarly, the Depositary may in certain circumstances on its own initiative terminate the Deposit Agreement.  In either case, the Depositary must give notice to the holders at least 30 days before termination.  Until termination, your rights under the Deposit Agreement will be unaffected.

After termination, the Depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit.  After the sale, the Depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account.  At that point, the Depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the Deposit Agreement, the Depositary may make available to owners of ADSs a means to withdraw the Class A ordinary shares represented by ADSs and to direct the depositary of such Class A ordinary shares into an unsponsored American depositary share program established by the Depositary.  The ability to receive unsponsored American depositary shares upon termination of the Deposit Agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The Depositary maintains ADS holder records at its depositary office.  You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the Deposit Agreement.

The Depositary maintains in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs.  These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits our obligations and the Depositary’s obligations to you.  Please note the following:

•	We and the Depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.
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The Depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

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The Depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A ordinary shares, for the validity or worth of the Class A ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the Deposit Agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the Depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.
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We and the Depositary disclaim any liability if we or the Depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

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We and the Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

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We and the Depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

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We and the Depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A ordinary shares but is not, under the terms of the Deposit Agreement, made available to you.

•	We and the Depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
•	We and the Depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the Deposit Agreement.
•	No disclaimer of any Securities Act liability is intended by any provision of the Deposit Agreement.
•	Nothing in the Deposit Agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the Depositary and you as ADS holder.
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Nothing in the Deposit Agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the Deposit Agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Waiver of Jury Trial

The Deposit Agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the Deposit Agreement, including any claim under U.S. federal securities laws.  If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.  However, you will not be deemed, by agreeing to the terms of the Deposit Agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.